Exhibit 5.21

Alan C. Bryan

490 North 31st Street

P.O. Box 2529

Billings, MT 59103-2529

Ph: 406.252-3441

Fx: 406.252-3181

abryan@crowleyfleck.com

March 21, 2012

CHS/Community Health Systems, Inc.

4000 Meridian Blvd.

Franklin, TN 37067

Re:	Evanston Hospital Corporation, a Wyoming corporation

Local Counsel Opinion for the State of Wyoming

Ladies and Gentlemen:

We have acted as local counsel for the State of Wyoming to Evanston Hospital Corporation, a Wyoming corporation (the “Guarantor”) in connection with the Guarantor’s proposed guarantees (the “Guarantees”), along with the other guarantors under the Indenture (as defined below), of up to $2,000,000,000 in aggregate principal amount of 8% Senior Notes due 2019 (the “Exchange Notes”) of CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”). The Exchange Notes are to be issued by the Company, and the Guarantees are to be made by the Guarantor, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about March 21, 2012. The Exchange Notes and the Guarantees will be issued pursuant to an Indenture dated as of November 22, 2011 among the Company, the Guarantor, the additional guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantor, along with the other guarantors, pursuant to guarantee provisions in the Indenture. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

MATERIALS EXAMINED

In our representation of Guarantor, we have examined the following documents:

(i)	the Registration Statement;

(ii)	the prospectus contained in the Registration Statement (the “Prospectus”)

March 21, 2012

(iii)	Indenture;

(iv)	Articles of Incorporation of Evanston Hospital Corporation;

(v)	Bylaws of Evanston Hospital Corporation;

(vi)	Certificate of Existence for Evanston Hospital Corporation issued by the Wyoming Secretary of State dated January 27, 2012 (the “Certificate of Existence”);

(vii)	Evanston Hospital Corporation Minutes of a Special Meeting of the Board of Directors dated November 7, 2011 (the “Resolutions”); and

(viii)	Evanston Hospital Corporation Minutes of the Annual Meeting of the Board of Directors dated July 11, 2011.

The documents identified in items (i) through (viii) above may be referred to herein as the “Transaction Documents,” and the documents identified in items (iv) through (viii) above may be referred to herein as the “Corporation Documents”.

ASSUMPTIONS

With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Transaction Documents, certificates of public officials, accuracy of the public record, and the officers and directors of the Guarantor. We have made no independent investigation of the any statements, warranties and representations made by Guarantor in the Transaction Documents or any related matters. With the exception of the Corporate Documents, we have not examined the books and records of the Guarantor.

For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:

a. There have been no resolutions, amendments, substitutions, replacements, or restatements of, or otherwise relating to, the Corporate Documents that would materially affect Guarantor’s corporate existence, its ability to transact business as contemplated by the Transaction Documents, or otherwise affect the Indenture as the legal, valid, and binding obligation of the Guarantor, enforceable against Guarantor in accordance with the terms thereof.

b. No fraud, mistake, undue influence, duress or criminal activity exists with to the Transaction Documents or any of the matters relevant to the opinions rendered herein.

c. The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic, original documents of all documents submitted to us as copies, the due authority of the parties executing such documents, and the legal capacity of natural persons.

March 21, 2012

d. All factual matters, including, without limitation, any representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein.

e. The Indenture is in all material respects in the same form “substantially as set forth in the ‘Description of Notes’ section of the Offering Documents,” as contemplated by Section B of the Resolutions.

OPINION

Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we express the following Opinions:

Opinion 1. Based solely on the Certificate of Existence, the Guarantor validly exists under the laws of the State of Wyoming. A copy of the Certificate of Existence is attached hereto as Exhibit A, and by this reference made a part hereof.

Opinion 2. Based solely on the Corporate Documents, the Guarantor has the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture.

Opinion 3. Based solely on the Corporate Documents, the Guarantor has taken all necessary corporate action to duly authorize the execution, delivery and performance of the Indenture.

LIMITATIONS AND QUALIFICATIONS

The foregoing Opinions are subject to the following limitations, qualifications, and exceptions:

A. Our Opinions are limited to the laws of the State of Wyoming existing on the date of this letter, and we assume no obligation to update or supplement this Opinion. Furthermore, we express no opinion with respect to the compliance with any law, rule or regulation that is a matter of customary practice as understood to be covered only when an opinion refers to it expressly. Without limiting the generality of the foregoing, we express no opinion on local or municipal law, anti-trust, environmental, land use, securities, tax, pension, employee benefit, margin, insolvency, anti-terrorism, money laundering, or investment company laws and regulations.

B. Our opinions are subject to and limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors rights generally; (b) fraudulent transfer and fraudulent conveyance laws; and (c) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

March 21, 2012

C. No opinion is implied or is to be inferred beyond the matters expressly stated herein. This letter is our opinion as to certain legal conclusions as specifically set forth herein, and does not and shall not be deemed to be a representation or opinion as to any factual matters.

D. This Opinion has been prepared and given in accordance with the customary practice of those lawyers licensed to practice law in the State of Wyoming who regularly give opinions of this kind, type and nature as those matters contained herein. The Opinion Parties have agreed that the interpretation of this Opinion shall be based upon the customary practice of those lawyers licensed to practice law in the State of Wyoming who regularly give opinions of this kind, type and nature as those matters contained herein.

This Opinion is furnished for the benefit of the Company and is not to be quoted in whole or in part or otherwise referred to or disclosed to any person or entity or in any other transaction. Notwithstanding the foregoing, we hereby consent to the filing of this Opinion as Exhibit 5.21 to the Registration Statement on or about the date hereof, to the incorporation by reference of this Opinion into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Kirkland & Ellis LLP, legal counsel to the Company and each of the Subsidiary Guarantors, may rely upon this Opinion with respect to matters set forth herein that are governed by Wyoming law for purpose of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Alan C. Bryan

Alan C. Bryan

Crowley Fleck PLLP